Exhibit 99.1

Blueknight Declares Quarterly Distributions and Announces Timing of Second Quarter 2022 Results

TULSA, Oklahoma – July 26, 2022 - Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP), announced today that the board of directors of its general partner has declared a quarterly cash distribution of $0.0425 per common unit, as well as a cash distribution of $0.17875 per preferred unit for the quarter ended June 30, 2022.  The second quarter 2022 distributions for both the common and preferred units remain unchanged from those paid for the first quarter 2022. The distributions are payable on August 12, 2022, on all outstanding common and preferred units to unitholders of record as of the close of business on August 5, 2022.

Additionally, Blueknight plans to release second quarter 2022 financial results after market close on August 3, 2022. Supplemental information regarding the Partnership’s results of operations will be provided in Blueknight’s Quarterly Report on Form 10-Q for the period ended June 30, 2022, to be filed with the Securities and Exchange Commission on August 4, 2022.

Forward-Looking Statements and Treasury Regulation Notice

This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s future cash flows and operations, the Partnership’s ability to pay future distributions, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b) (4) and (d). Brokers and nominees should treat one hundred percent (100.0%) of Blueknight’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Blueknight’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not Blueknight, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

About Blueknight

Blueknight (Nasdaq: BKEP and BKEPP) is a publicly traded master limited partnership that owns the largest independent asphalt terminalling network in the country. Operations include 9.0 million barrels of liquid asphalt storage capacity across 54 terminals and 26 states throughout the U.S. Blueknight is focused on providing integrated terminalling solutions for tomorrow’s infrastructure and transportation end markets. More information is available at www.bkep.com.

Investor Relations Contact:

Matthew Lewis, Chief Financial Officer

(918) 237-4032

investor@bkep.com